Exhibit 99.1

NEWS RELEASE

RAMBUS PROVIDES UPDATE OF AUDIT COMMITTEE INVESTIGATION

REGARDING STOCK OPTION GRANTS

LOS ALTOS, Calif. — June 27, 2006 — Rambus Inc. (Nasdaq:RMBS) today announced that the Audit Committee of the Rambus Board of Directors has reached a preliminary conclusion that the actual measurement dates for certain stock option grants issued in prior years differ from the recorded grant dates for such awards. As a result, Rambus may need to record additional non-cash charges for stock-based compensation expense related to those prior periods. The Audit Committee has not yet completed its investigation.

If the Audit Committee determines that these charges are material, Rambus may need to restate its financial statements for prior fiscal periods. The Company has not yet determined the tax impact that may result from this matter. Any stock-based compensation charges incurred as a result of any such restatement would have the effect of decreasing reported operating income and net income, or increasing reported loss from operations and net loss, and decreasing reported retained earnings figures contained in Rambus’ historical financial statements for prior periods, net of any potential income tax effects. Rambus does not expect any such restatement to have an impact on its historical revenues nor on its determination and ongoing efforts to pursue fair compensation for its patented inventions.

Rambus expects to announce second quarter revenue results and third quarter revenue guidance on July 19, 2006. The Company will not be in a position to announce additional financial results for the second quarter until the Audit Committee has completed its investigation.

About Rambus Inc.

Rambus is one of the world’s premier technology licensing companies specializing in the invention and design of high-speed chip interfaces. Since its founding in 1990, the Company’s patented innovations, breakthrough technologies and renowned integration expertise have helped industry-leading chip and system companies bring superior products to market. Rambus’ technology and products solve customers’ most complex chip and system-level interface challenges enabling unprecedented performance in computing, communications and consumer electronics applications. Rambus licenses both its world-class patent portfolio as well as its family of leadership and industry-standard interface products. Headquartered in Los Altos, California, Rambus has regional offices in North Carolina, India, Germany, Japan and Taiwan. Additional information is available at www.rambus.com.

Safe Harbor Statement

This release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations, estimates and projections about the independent Audit Committee investigation, the Company’s ability to be fairly compensated for its patented inventions, the industry, management’s beliefs, and certain assumptions made by the Company’s management. Actual results may differ materially depending on the results of the independent Audit Committee investigation and other factors. Our business generally is subject to a number of risks which are described more fully in our SEC filings including our 10-K and 10-Qs.

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Press Contact:

Linda Ashmore

Rambus Public Relations

(650) 947-5411

lashmore@rambus.com